(Exhibit 99)

COOPER TIRE & RUBBER COMPANY	NEWS RELEASE
701 Lima Ave. • Findlay, OH 45840
(419) 423-1321 • wwwcoopertire.com

[COOPER TIRE & RUBBER COMPANY LOGO]
                                        COMMUNICATIONS

COMPANY CONTACT:	Roger S. Hendriksen	FOR IMMEDIATE RELEASE
	(419) 427-4768	October 21, 2004

Cooper Tire & Rubber Company Reports
Third Quarter Results, Record Sales

Third Quarter Highlights

* Net sales increased 6 percent to a new all-time record
* Sales from North American Tire Operations increased 5 percent
* Sales from International Tire Operations increased 21 percent
* Automotive Group and tube operation designated as discontinued operations
* Reactivation of share repurchase program announced; tender offer contemplated

Findlay, Ohio, October 21, 2004 — Cooper Tire & Rubber Company (NYSE:CTB) today reported a 6 percent year-over-year increase in net sales, achieving a new all-time record for the Company’s tire operations. Total net sales for the Company’s continuing operations increased to $551 million in the quarter ended September 30, 2004 compared to $519 million in the same period last year. The Company has designated its Automotive Group as discontinued operations based on the agreement to sell that unit as announced during the quarter. The Company has also designated its Clarksdale, MS tube operations as discontinued following its September 8, 2004 announcement that it will cease production and exit the inner tube business. The Company’s financial statements have been restated to reflect these designations and to highlight continuing operations.

Income from continuing operations in the quarter was $13 million (17 cents per share) compared to $15 million (20 cents per share) in the third quarter of 2003. Including a net loss of $3 million (4 cents per share) from discontinued operations, total net income for the third quarter of 2004 was $10 million (13 cents per share). Net income for the third quarter of 2004 includes the negative impact of 20 cents per share in restructuring charges and the positive impact of 10 cents per share in adjustments for lower warranty liabilities. Excluding these items, income was $17 million (23 cents per share).

For the first nine months of the year, Cooper’s continuing operations generated net sales of $1.5 billion, a 15 percent increase compared to net sales of $1.3 billion in the first nine months of 2003. Income from continuing operations in the first nine months of 2004 increased to $24 million, compared to $17 million in the first nine months of 2003. Including income from

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discontinued operations, total net income was $68 million in the first nine months of 2004 compared to $46 million in the first nine months of 2003. Results for the first nine months included the negative impact of 29 cents per share in restructuring charges and the positive impact of 10 cents per share in adjustments for lower warranty liabilities. Excluding these items, income was $82 million ($1.09 per share).

North American Tire Operations

The Company’s North American Tire operations reported sales of $499 million in the quarter, up 5 percent compared to $478 million in the third quarter of 2003. This increase was driven by improving price and mix and was partially offset by lower overall unit volumes.

Industry demand for replacement tires in the quarter was soft. Cooper’s shipments were also down compared to the unusually strong third quarter of 2003. The most notable declines were in the economy and broadline passenger tire categories. However, the Company gained market share during the quarter in the winter, high performance and light truck tire categories.

Third quarter operating profit for the North American Tire operations was $27 million, compared to $31 million in the same period last year. Excluding the positive net impact of restructuring charges and class action warranty adjustments, in the amount of $2 million and $4 million respectively, operating profit would have been $25 million in the third quarter of 2004 compared to $27 million in the same period a year ago. The decline was largely the result of lower unit volumes, higher raw material costs and production complexity, partially offset by improved price and mix.

The Company remained capacity constrained during the quarter and continued implementation of capacity expansion projects in all four North American tire plants. Current expansion projects are now largely complete in Findlay and Tupelo and should result in improved volume and production efficiency moving forward. Current projects in Texarkana will continue through the end of 2004 while the expansion initiatives in Albany will continue through the end of 2005.

During the quarter, the Company conducted a regular review of its reserves for tire product warranties. Reserves have been established for both regular tire warranty liability and the enhanced product warranty related to the settlement of class action suits during 2001. This review resulted in a determination that the Company had excess reserves and an adjustment of $11 million was made, reducing total warranty accruals by that same amount.

International Tire Operations

The Company’s International Tire operations reported sales of $66 million in the quarter, up 21 percent compared to $55 million in the third quarter of 2003. This increase was driven by higher volumes, improving prices and favorable currency exchange rates.

Third quarter operating profit for the International Tire operations was $3 million, up 6 percent compared to the same period last year. The improvement was the result of higher volume,

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improved pricing and favorable exchange rates, partially offset by higher raw material costs and increased administrative costs related to the establishment of operations in Asia.

Commenting on the quarter’s results, Cooper’s chairman, president and chief executive officer Thomas A. Dattilo said, “This was another exciting quarter at Cooper Tire & Rubber Company. The announcement of our agreement to sell Cooper-Standard was an important step forward in our strategy to dedicate ourselves to the tire business. In addition, our plant expansions, product introductions and Asian initiatives will serve us well as we continue our history of growth and customer satisfaction. While tire industry conditions are less favorable than we had anticipated with softer replacement tire demand and higher raw material prices, we were able to achieve another all-time record in tire sales and increase market share in some of our key product lines.”

Outlook

“We are optimistic about our opportunities in the fourth quarter and into 2005,” Dattilo continued.“ Raw materials are still headed higher and will make industry conditions challenging but we can offset some of this impact as we begin to benefit from our capacity expansions in North America and also from increasing sourcing from China.

“As we close on the sale of Cooper-Standard Automotive, and we anticipate this will occur within the fourth quarter, we will deploy the proceeds to expand and recapitalize our tire business. As we have said, this means buying back stock and debt as well as making significant investments in the global tire arena. Additionally, we are dedicated to productivity and efficiency improvements in our existing plants and securing business with new customers. Our future is bright,” Mr. Dattilo concluded.

The Company said it expects fourth quarter 2004 earnings per share from continuing operations to be in the range of 8 to 12 cents which compares to 11 cents earnings per share from continuing operations in the fourth quarter of 2003. This forecast was developed on the same basis reflected in the third quarter results from continuing operations.

The Company also announced today that it intends to reactivate a share repurchase program previously authorized by the Board of Directors in May 2000. The repurchase program originally authorized the repurchase of up to 10 million common shares. As of September 30, 2004, approximately 1.3 million shares have been repurchased pursuant to the program and 8.7 million shares remain authorized. Also, the Company may consider a self-tender for shares in the future.

Cooper’s management team will discuss the financial and operating results for the quarter in a conference call today at 11:00 a.m. Eastern time. Interested parties may access the audio portion of that conference call on the investor relations page of the Company’s web site at www.coopertireandrubber.com.

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Company Description

Cooper Tire & Rubber Company, headquartered in Findlay, Ohio, specializes in the manufacture and marketing of products for the global automotive industry. Products include automotive, motorcycle and truck tires, inner tubes, tread rubber and equipment, as well as sealing, trim, NVH control systems and fluid handling systems. Cooper has more than 20,000 employees and 52 manufacturing facilities in 13 countries. For more information, visit the Company’s web site at: www.coopertireandrubber.com.

Forward-Looking Statements

This report contains what the Company believes are “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding projections, expectations or matters that the Company anticipates may happen with respect to the future performance of the industries in which the Company operates, the economies of the United States and other countries, or the performance of the Company itself, which involve uncertainty and risk. Such “forward-looking statements” are generally, though not always, preceded by words such as “anticipates,” “expects,” “believes,” “projects,” “intends,” “plans,” “estimates,” and similar terms that connote a view to the future and are not merely recitations of historical fact. Such statements are made solely on the basis of the Company’s current views and perceptions of future events, and there can be no assurance that such statements will prove to be true. It is possible that actual results may differ materially from those projections or expectations due to a variety of factors, including but not limited to:

•	changes in economic and business conditions in the world, especially the continuation of the global tensions and risks of further terrorist incidents that currently exist;
•	increased competitive activity, including the inability of the Tire segment to obtain and maintain price increases to offset higher production or material costs;
•	the failure to achieve expected sales levels;
•	consolidation among the Company’s competitors and customers;
•	technology advancements;
•	unexpected costs and charges, including those associated with new vehicle launches;
•	fluctuations in raw material and energy prices, including those of steel, crude petroleum and natural gas and the unavailability of such raw materials or energy sources;
•	changes in interest and foreign exchange rates;
•	increased pension expense resulting from investment performance of the Company’s pension plan assets and changes in discount rate, salary increase rate, and expected return on plan assets assumptions;
•	government regulatory initiatives, including the proposed and final regulations under the TREAD Act;
•	the cyclical nature and overall health of the global automotive industry, and the impact of the inability of the Company’s customers to meet their sales and production goals;
•	changes in the Company’s customer relationships, including loss of particular business for competitive or other reasons;

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•	the impact of labor problems, including a strike brought against the Company or against one or more of its large customers;
•	litigation brought against the Company;
•	an adverse change in the Company’s credit ratings, which could increase its borrowing costs and/or hamper its access to the credit markets;
•	the impact of the disposition of Cooper-Standard Automotive;
•	the inability of either segment to execute the cost reduction/Asian strategies outlined by each for the coming year; and
•	the impact of reductions in the insurance program covering the principal risks to the Company, and other unanticipated events and conditions.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this report are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected.

The Company makes no commitment to update any forward-looking statement included herein or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement.

Further information covering issues that could materially affect financial performance is contained in the Company’s periodic filings with the U. S. Securities and Exchange Commission.

(Statements of income and balance sheets follow...)

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Cooper Tire & Rubber Company

Consolidated Statements of Income

(Dollar amounts in thousands except per share amounts)

	Quarter Ended		Nine Months Ended
	September 30		September 30
	2003	2004	2003	2004
Net sales	$519,171	$551,446	$1,336,115	$1,540,642
Cost of products sold	457,863	489,305	1,183,480	1,361,318

Gross profit	61,308	62,141	152,635	179,324

Selling, general and administrative	36,151	39,247	106,855	125,622
Adjustment for class action warranty	(3,900)	(11,273)	(3,900)	(11,273)
Restructuring charges	45	8,432	2,190	9,111

Operating profit	29,012	25,735	47,490	55,864

Interest expense	7,001	6,580	22,419	20,959
Other — net	(318)	6	(976)	(311)

Income before taxes	22,329	19,149	26,047	35,216
Provision for taxes	7,659	5,974	8,934	10,987

Income from continuing operations	14,670	13,175	17,113	24,229

Income from discontinued operations, net of income taxes	3,086	(3,305)	28,548	43,919

Net Income	$17,756	$9,870	$45,661	$68,148

Basic earnings per share
Income from continuing operations	$0.20	$0.17	$0.23	$0.33
Income from discontinued operations	$0.04	($0.04)	$0.39	$0.59
Net Income	$0.24	$0.13	$0.62	$0.92

Diluted earnings per share
Income from continuing operations	$0.20	$0.17	$0.23	$0.32
Income from discontinued operations	$0.04	($0.04)	$0.39	$0.58
Net Income	$0.24	$0.13	$0.62	$0.90

Weighted average shares outstanding
Basic	73,723	74,928	73,629	74,471
Diluted	74,293	75,935	74,010	75,475
Depreciation	$27,614	$27,830	$81,166	$81,584
Amortization of intangibles	$791	$783	$2,256	$2,350
Capital expenditures	$20,535	$38,671	$67,606	$96,288

Segment information
Net Sales
North American Tire	$477,819	$499,374	$1,211,165	$1,383,665
International Tire	54,759	65,985	158,917	194,403
Eliminations	(13,407)	(13,913)	(33,967)	(37,426)

Segment profit
North American Tire	31,041	26,807	53,136	61,788
International Tire	2,650	2,802	10,122	9,498
Unallocated corporate charges and eliminations	(4,679)	(3,874)	(15,768)	(15,422)

(Dollar amounts in thousands except per share amounts)

CONSOLIDATED BALANCE SHEETS

	September 30
	2003	2004
Assets
Current assets:
Cash and cash equivalents	$16,574	$24,932
Accounts receivable	366,640	340,683
Inventories	200,388	238,230
Prepaid expenses, deferred income taxes and other	46,828	48,694
Assets of discontinued operations	1,378,868	1,412,938

Total current assets	2,009,298	2,065,477

Property, plant and equipment	692,717	702,193
Goodwill	45,224	45,224
Intangibles and other assets	124,152	143,961

	$2,871,391	$2,956,855

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable	$14,789	$161
Trade payables and accrued liabilities	287,730	344,485
Income taxes	—	1,026
Current portion of debt	12,495	—
Liabilities of discontinued operations	320,404	369,789

Total current liabilities	635,418	715,461

Long-term debt	867,973	775,592
Postretirement benefits other than pensions	149,430	154,195
Other long-term liabilities	198,150	202,783
Deferred income taxes	14,704	10,705
Stockholders’ equity	1,005,716	1,098,119

	$2,871,391	$2,956,855

These interim statements are subject to year-end adjustments.

Cooper Tire & Rubber Company
Notes to Condensed Financial Statements — September 30, 2004

1)	Basis of Presentation

On September 17, 2004 the Company announced the signing of a definitive agreement to sell its automotive business, Cooper-Standard Automotive. Also in September, the Tire Group announced its intent to cease its inner tube business and is currently in discussions with potential buyers for this business. These operations are considered to be discontinued operations as defined under Financial Accounting Standard (“FAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” and require specific accounting and reporting for this quarter which differs from the approach used to report the Company’s results in prior quarters. It also requires restatement of comparable prior periods to conform to the required presentation.

The Company’s financial statements included in this release reflect the accounting and disclosure requirements of this standard which mandate the segregation of operating results for the current year and comparable prior year periods and the balance sheet related to the operations to be sold from those related to ongoing operations. Accordingly, the consolidated statements of income for the three and nine-month periods ended September 30, 2003 and 2004 reflect this segregation as income from continuing operations and income from discontinued operations and the consolidated balance sheet at September 30, 2004 and 2003 display the segregation of the total assets of the operations to be sold as an aggregated current asset and the related total liabilities as an aggregated current liability.

In addition to the segregation of operating financial results, assets, and liabilities, Emerging Issues Task Force (“EITF”) No. 87-24, “Allocation of Interest to Discontinued Operations” mandates the reallocation of general corporate overhead, previously allocated to discontinued operations, to continuing operations and permits the allocation of interest to discontinued operations in accordance with specific guidelines. Corporate overheads which previously would have been allocated to the Automotive segment of $3.2 million for the quarter ($3.1 million in the quarter ending September 30, 2003) and $9.7 million for the nine-month period ($9.7 million for 2003) are charged against continuing operations in the accompanying income statement. The Company intends to reduce its general and administrative costs in the future to reflect the new organization required following the divestiture of the automotive group. The Company has selected to use the permitted allocation method for interest expense which is based on the ratio of net assets to be sold or discontinued to the sum of total net assets of the consolidated Company plus consolidated debt. Under this method $7.8 million and $23.7 million of interest has been attributed to discontinued operations in the three-month and nine-month periods ended September 30, 2003 and 2004, respectively. The actual amount of debt to be liquidated by application of the proceeds has not yet been determined and may differ from the amount used in the allocation process. The Company has previously reported that proceeds from the dispositions will be used for debt reduction, investment in the Company’s tire operations, the repurchase of shares or a combination thereof and such amounts will not be determined until an assessment is made of its investment prospects and market conditions when the proceeds are available.

2)	Segment Reporting

The Company has evaluated the determination of its reporting segments as a result of changes in its organizational reporting structure and the classification of Cooper-Standard Automotive (“the Automotive segment”) to discontinued operations during the third quarter of 2004 in accordance with FAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.” The Company has determined it has two reportable segments for continuing operations – North American Tire Group and International Tire Group.